March 5, 2025

Travis Hess

Austin, TX

United States

Delivered via email

Re: Amendment to Offer Letter Dear Travis Hess:

As you know, you and BigCommerce Holdings, Inc. (the “Company”) are parties to that certain amended and restated offer of employment letter, dated October 1, 2024 (the “Offer Letter”), which sets forth certain terms and conditions of your employment with the Company as its Chief Executive Officer. You are receiving this letter amendment (this “Amendment”) because the Company has determined to amend certain severance and change in control provisions of your Offer Letter, upon and subject to the terms and conditions set forth in this Amendment. Capitalized term used and not otherwise defined in this Amendment have the meanings set forth in the Offer Letter.

1.
Severance Payments and Benefits. Notwithstanding anything to the contrary in your Offer Letter, in the event of a termination of your employment by the Company without Cause or due to your resignation for Good Reason, in either case, more than three (3) months prior to or more than eighteen (18) months after, a Change in Control, the Severance Benefits shall consist solely of the following:
(a)
an amount equal to twelve months of your annual base salary in effect as of the Termination Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof; and
(b)
an amount equal to twelve months of the Company’s share of your, and your eligible dependents’, healthcare benefits premiums under Section 4980B of the Code and the regulations thereunder based on your elections as in effect on the Termination Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Termination Date and ending on the three (3) month anniversary thereof.

2.
CIC Termination. Notwithstanding anything in your Offer Letter to the contrary, for purposes of your Offer Letter a “CIC Termination” shall mean a termination of your employment by the Company without Cause or due to your resignation for Good Reason, in either case, within three (3) months prior to or within eighteen (18) months after a Change in Control.
3.
Withholding. The Company will have the authority and the right to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld
4.
No Other Modifications. Your Offer Letter is hereby amended to the extent necessary to reflect Sections 1 and 2 above, and this Amendment is hereby incorporated into the Offer Letter. Except as expressly modified by this Amendment, the terms and conditions of your Offer Letter shall remain in full force and effect.
5.
Miscellaneous. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. No provisions of this Amendment may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized officer of the Company.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Amendment by signing electronically no later than March 10, 2025. Please retain one fully executed original for your files.

Sincerely,

Daniel Lentz

Chief Financial Officer

Letter Acknowledgement and Acceptance

Please indicate your acceptance below by signing electronically.

Accepted: /s/Travis Hess 3/5/2025

Travis Hess